Exhibit 9

January 15, 2021

Deutsche Bank Securities Inc.

60 Wall Street
New York, New York 10005

As Representative of the several Underwriters

Re:	Public Offering of Ordinary Shares, With a Nominal Value Per Share of €0.10, by Playa Hotels & Resorts N.V.

Ladies and Gentlemen:

The undersigned, a shareholder and, if applicable, an officer and/or director of Playa Hotels & Resorts N.V., a public limited liability company organized under the laws of the Netherlands (the “Company”), understands that Deutsche Bank Securities Inc. (“Deutsche Bank”) entered into an Underwriting Agreement, dated January 6, 2021 (the “Underwriting Agreement”), with the Company and the selling shareholder named therein, providing for the public offering of certain of the Company’s ordinary shares with a nominal value per share of €0.10 (the “Ordinary Shares”). In recognition of the benefit that such an offering will confer upon the undersigned as a shareholder and, if applicable, an officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during the period beginning on the date hereof and ending on the date that is 30 days from the date of the Underwriting Agreement, the undersigned will not, without the prior written consent of Deutsche Bank, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any of the Company’s Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-Up Securities, or file, cause to be filed or cause to be confidentially submitted any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of Deutsche Bank, provided that (1) Deutsche Bank receives a signed lock-up agreement for the balance of the lock-up period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i)	as a bona fide gift or gifts; or

(ii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

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(iii)	as a distribution to limited partners or stockholders of the undersigned; or

(iv)	to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned; or

(v)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above.

Furthermore, the undersigned may (1) sell Ordinary Shares of the Company purchased by the undersigned on the open market following the public offering of Ordinary Shares pursuant to the Underwriting Agreement if and only if (i) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales; (2) forfeit to the Company Ordinary Shares solely to satisfy tax obligations (withholding or otherwise) of the undersigned in connection with the grant by the Company to the undersigned of equity awards, or the vesting of equity awards acquired by the undersigned or the distribution to the undersigned of a deferred equity award, in each case pursuant to equity incentive and deferral plans existing and as in effect on the date of this lock-up agreement, provided that any filing made pursuant to Section 16 of the Exchange Act shall state in the footnotes thereto that such filing relates to the circumstances described in this clause (2); and (3) establish a written trading plan designed to comply with Rule 10b5-1 of the Exchange Act, if and only if (i) the establishment of such plan is not required to be reported by the Company or the undersigned in any public report or filing with the Securities and Exchange Commission, or otherwise, (ii) neither the undersigned nor the Company otherwise voluntarily effects any public filing or report regarding the establishment of such plan, and (iii) no sales or other dispositions may occur under such plan until the expiration of the lock-up period.

This lock-up agreement may be delivered by images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

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Very truly yours,

Name of Entity Holder:

Sagicor Financial Company Ltd.

By:
Name:
Title:

[Signature Page to Lock-Up]

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